PRELIMINARY COPY
                                        Dated November 14, 1994


                         FLORIDA ROCK INDUSTRIES, INC.
               155 East 21st Street, Jacksonville, Florida 32206
                      ___________________________________

                                   NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

      The Annual Meeting of Shareholders of Florida Rock Industries, Inc. will be held at 9 o'clock in the morning, local time, on Wednesday, February 1, 1995, at the general offices of the Company, 155 East 21st Street, Jacksonville, Florida 32206, for the following purposes, as more fully described in the attached proxy statement:

 1.   To elect three directors to serve for a term of four years.

 2. To act upon a proposal to approve and adopt an amendment to the Company's Articles of Incorporation by adding a new ARTICLE XIV, which provides that the provisions of Section 607.0902, Florida Statutes, 1993, as they may be amended, shall not apply to control-share acquisitions of shares of this corporation.

 3. To act upon a proposal to approve and adopt an amendment to the Company's Articles of Incorporation, by adding a new ARTICLE XV, in which Section 1 requires action by holders of 50% of the shares entitled to vote to require the call of a special meeting of shareholders; Section 2 requires a meeting for any shareholder action; and Section 3 requires advance notice provisions to the Company for shareholder nomination of directors.

4.   To act upon a proposal to amend the Company's 1991 Stock
Option Plan.

 5. To transact such other business as may properly come before the meeting or any adjournments thereof. Shareholders of record at the close of business on December 8, 1994 are entitled to vote at said Annual Meeting or any adjournment or adjournments thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS

December 15, 1994                   Dennis D. Frick
                                    Secretary



TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE
THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
ACCOMPANYING ENVELOPE.  IF YOU ATTEND THE MEETING,
YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                                 PRELIMINARY COPY
                                          Dated November 14, 1994

                                                December 15, 1994


                  FLORIDA ROCK INDUSTRIES, INC.
        155 East 21st Street, Jacksonville, Florida 32206

                         PROXY STATEMENT
                ANNUAL MEETING - February 1, 1995


     The attached proxy is solicited by the Board of Directors of Florida Rock Industries, Inc. (the "Company") for use at the annual meeting of the shareholders to be held on Wednesday, February 1, 1995 at 9 o'clock in the morning, local time, and any adjournments thereof, at the principal offices of the Company, 155 East 21st Street, Jacksonville, Florida 32206. The proxy is revocable by written notice to the Secretary of the Company at any time before its exercise. Shares represented by properly executed and returned proxies will be voted at the meeting in accordance with the shareholders' directions or, if no directions are indicated, will be voted in favor of the election of the nominees proposed in this proxy statement; in favor of the proposals adding Articles XIV and XV to the Company's Articles of Incorporation; in favor of the proposal amending the Company's 1991 Stock Option Plan; and, if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies.

     The holders of record of common stock at the close of business on December 8, 1994, may vote at the meeting. On such date there were outstanding 9,486,722 shares of common stock of the Company. Each share of common stock is entitled to one vote on each of the matters listed in the Notice of Meeting. The holders of a majority of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business at the meeting, and a majority of a quorum shall be sufficient to elect directors and to approve and adopt the proposal to amend the Company's 1991 Stock Option Plan. Each of the proposals adding Articles XIV and XV to the Articles of Incorporation, which by their own terms may not be amended or rescinded in the future except by holders of a majority of the outstanding shares entitled to vote, require under Florida law the same affirmative vote percentage for adoption; provided however, if proposals to approve such Articles XIV and XV are adopted by at least two-thirds of the outstanding shares entitled to vote, the provision for amendment or rescission thereof in the future shall likewise require a two-thirds vote.


1.   ELECTION OF DIRECTORS

     Under the Company's Articles of Incorporation, the Board of Directors is divided into four classes. One class of directors is elected at each annual meeting of shareholders for a four-year term
of office.   At the 1995 annual meeting, three directors are
nominated to be re-elected to hold office until the 1999 annual meeting. The enclosed proxy will be voted for the election of the persons named as directors of the Company unless otherwise indicated by the shareholders. If any of the nominees named should become unavailable for election for any presently unforeseen reason, the persons named in the proxy shall have the right to vote for a substitute as may be designated by the Board of Directors to replace such nominee, or the Board will reduce the number of directors accordingly.

     The following table sets forth information with respect to each nominee for election as a director and each director whose term of office continues after the 1995 annual meeting. Reference is made to the sections entitled "Common Stock Ownership of Certain Beneficial Owners" and "Common Stock Ownership by Directors and Officers" for information concerning stock ownership of the nominees and directors.

NAME AND PRINCIPAL                  DIRECTOR          OTHER
    OCCUPATION                AGE    SINCE        DIRECTORSHIPS

          Class IV - Nominee for Term Expiring in 1999

A. R. Carpenter               52      1993    CSX Transportation,
 President and Chief                           Inc.
 Executive Officer of CSX                     Barnett Banks, Inc.
 Transportation, Inc.                         Regency Realty
 (railroad industry)                           Corporation

John D. Baker II              46      1979    FRP Properties, Inc.
 President of the Company                     Hughes Supply, Inc.

Charles H. Denny III (1)      62      1975
 Investments


  Directors Continuing in Office After the 1995 Annual Meeting


                 Class I - Term Expiring in 1996

Edward L. Baker               59      1970    FRP Properties, Inc.
 Chairman of the Board                        Regency Realty
 and Chief Executive                           Corporation
 Officer of the Company                       Flowers Industries,
                                               Inc.
                                              American Heritage
                                               Life Insurance
                                               Company

Francis X. Knott              49      1988    FRP Properties, Inc.
 President of Carlisle                        Nations Bank
 Associates, Inc. and                          Corporation
 Chief Executive Officer                      Maryland National
 of Partners Management                        Bank
 Company                                      American Security
                                               Bank

Radford D. Lovett             61      1984    First Union Cor-
 Chairman of the Board of                      poration
 Commodores Point Terminal                    Winn-Dixie Stores,
 Corp. (marine terminal)                       Inc.
                                              FRP Properties, Inc.
                                              American Heritage
                                               Life Investment
                                               Corporation

W. Thomas Rice                82      1974    Tredegar Industries,
 Chairman Emeritus of                          Inc.
 Seaboard Coast Line
 Industries, Inc.

                Class II - Term Expiring in 1997

Thompson S. Baker             89      1955    FRP Properties, Inc.
 Chairman Emeritus of
 the Company

Frank M. Hubbard              74      1972
 Chairman of the Board of
 A. Friends' Foundation Trust

Henry J. Knott                88      1988
 President of Severn River
 Construction Co.

               Class III - Term Expiring in  1998

Thompson S. Baker II          36      1991    FRP Properties, Inc.
 Vice President of the
 Company and President
 of The Arundel Corporation

Albert D. Ernest, Jr.         64      1989    FRP Properties, Inc.
 Managing Partner of Albert                   Regency Realty
 Ernest Enterprises, an                        Corporation
 investment and consulting                    Stein Mart, Inc.
 firm                                         Wickes Lumber Company

Luke E. Fichthorn III         53      1972    Bairnco Corporation
 Partner in Twain                             FRP Properties, Inc.
 Associates (a private
 investment banking firm)
 and since May 1990
 Chairman of the Board and
 Chief Executive Officer of
 Bairnco Corporation
 (manufacturing)

C.J. Shepherdson              78      1972
 Vice President of the
 Company

(1) Mr. Denny was previously a member of the Board from April 1972 to December 1973.

     All of the nominees and directors have been employed in their respective positions for the past five years, except Albert D.
Ernest, Jr., Thompson S. Baker II, and Francis X. Knott.

     From December 1988 through July 1991, Thompson S. Baker II served as President of the Company's Capitol Concrete Division.
Prior to December 1988 he served as President of the Company's West Coast Concrete Division and Vice President of Maryland Rock
Industries, Inc., a subsidiary of the Company.

     In the previous five years Albert D. Ernest, Jr. was a director and Vice Chairman of Barnett Banks, Inc. He was named
President and Chief Operating Officer in 1988 where he served until his retirement on January 1, 1991.

     Francis X. Knott served as a Vice President of the Company from February 1988 through July 1991 and was President of The
Arundel Corporation, a wholly owned subsidiary of the Company, from March 1976 through July 1991.

     Edward L. Baker and John D. Baker II are brothers and the sons of Thompson S. Baker. Thompson S. Baker II is the son of Edward L. Baker. Francis X. Knott is the son of Henry J. Knott.

     See "Compensation Committee Interlocks and Insider
Participation" and "Additional Relationships and Related
Transactions with Management" for a discussion of the relationships between the Company and FRP Properties, Inc.


      Other Information About the Board and Its Committees

     Meetings. During the fiscal year ended September 30, 1994 the Company's Board of Directors held five meetings. Directors who are not employees of the Company or its subsidiaries are paid annual fees of $10,000 plus $2,000 for each directors' meeting attended.

     Executive Committee. Messrs. Thompson S. Baker, Edward L. Baker and John D. Baker II. To the extent permitted by law, the Executive Committee exercises the powers of the Board between meetings of the Board of Directors. During the fiscal year ended September 30, 1994, the Executive Committee acted on ____ different resolutions by unanimous written consents.

     Audit Committee. Messrs. Ernest, Fichthorn, Hubbard, Lovett and Rice. The Audit Committee recommends the appointment of independent accountants to audit the Company's consolidated financial statements and to perform professional services related to the audit, meets with the independent accountants and reviews the scope and results of their audit, and reviews the fees charged by the independent auditors. The Committee also reviews the scope and results of internal audits. During fiscal 1994, the Audit Committee held two meetings.

     Compensation Committee. Messrs. Ernest, Hubbard, Lovett and Rice. The Committee reviews and approves compensation for corporate officers and certain other members of management. In addition, the Committee administers the Company's stock option plans, subject to control of the Board of Directors, and the Management Incentive Compensation ("MIC") program. During fiscal 1994, the Compensation Committee held four meetings.

     The full Board of Directors acts as the Nomination Committee.

     During the last fiscal year each of the directors attended 75% or more of all meetings of the Board and its Committees on which the director served except for A. R. Carpenter who attended 60% of such meetings and Radford D. Lovett who attended 73% of such meetings.

                     Executive Compensation

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and its other four most highly compensated executive officers who served in such capacities at any time during the fiscal year ended September 30, 1994:

                                               Long Term
                                                 Com-
                       Annual Compensation     pensation   All
                                                          Other
                                                          Compen-
Name and Principal        Salary     Bonus      Options   sation
   Position         Year  ($)(a)     ($)(a)        (#)      ($) (b)

Edward L. Baker     1994  345,688   104,775           0   00,000(c)
 Chairman of the    1993  329,250    83,750           0    6,982
 Board and Chief    1992  312,000         0      45,000    4,364
 Executive Officer

John D. Baker, II   1994  252,500    76,500           0   00,000(d)

  President         1993  239,400    61,250           0    6,982
                    1992  222,600         0      22,500    4,364

H. B. Horner        1994  208,750                     0
 Executive Vice     1993  203,700    51,250           0    6,613
 President          1992  200,000         0      13,500    4,364

C. J. Shepherdson   1994  237,500                     0
 Vice President     1993  227,500         0           0    6,736
                    1992  215,000         0      18,000    4,364


Donald L. Bloebaum  1994  178,938                     0
 Vice President     1993  166,250    52,500           0    6,585
                    1992  150,000     5,000      13,500    4,238


(a)  Includes amounts deferred under the Company's 401(k) Plan.
     Bonuses are accrued in the year earned and paid in the following year.

(b) Represents the contribution to the Company's Profit Sharing and 401(k) Plan.

(c) Includes $14,518, the present value of the benefit of a split-dollar premium paid during the fiscal year.

(d) Includes $10,675, the present value of the benefit of a split-dollar premium paid during the fiscal year.

Option Grants

     No stock options were granted to the named executives during the fiscal year ended September 30, 1994.

Options Exercises and Fiscal Year-end Values

     No stock options were exercised by the named executives during the fiscal year ended September 30, 1994. The following table sets forth the number and value of unexercised options held by such executive officers at fiscal year end.

                                              Value of Unexercised
                 Number of Unexercised        In-the-money Options
                  Options at Year-end           at Year-end (a)

       Name         Exer-        Unexer-     Exer-        Unexer-
                    cisable      cisable     cisable      cisable
                                               ($)          ($)

Edward L. Baker     38,000       27,000       22,500        33,750
John D. Baker II    29,000       13,500       11,250        16,875
H. B. Horner         5,400        8,100        6,750        10,125
C. J. Shepherdson   22,200       10,800        9,000        13,500
Donald L. Bloebaum  20,400        8,100        6,750        10,125

(a) The closing price of the Company's common stock as reported on the American Stock Exchange composite transactions on September 30, 1994 ($26.375) less the exercise price, was used in calculating the value of unexercised options.

Pension Plan

     The Company has a Management Security Plan (the "MSP Plan") for certain officers, including directors who are officers, and certain key employees. Benefit levels have been established on the basis of base compensation and job responsibility. The Plan provides that in the event a participant dies prior to his or her retirement his or her beneficiary will receive twice the amount of such participant's benefit level in monthly payments for a period of 12 months and thereafter the benefit level in monthly payments. for the next 168 months or until such time as such participant would have reached age 65, whichever is later. Upon reaching normal retirement age, a participant or his or her beneficiary is entitled to receive twice the amount of such participant's benefit level in equal monthly payments for 12 months and thereafter the benefit level in monthly payments. The annual retirement benefit levels in effect at September 30, 1994 were:

     Edward L. Baker                         $174,625
     John D. Baker II                        $127,500
     H. B. Horner                            $105,000
     C. J. Shepherdson                       $120,000
     Donald L. Bloebaum                      $ 90,125

In addition to amounts stated in the above table, the Company has entered into a retirement benefit contract with C. J. Shepherdson which provides for annual retirement benefits of $20,000. The benefits are payable to the recipient or his spouse until the death of the survivor.


                  Compensation Committee Report

     The Compensation Committee of the Board of Directors ("Committee") determines the compensation of the Chief Executive Officer and reviews and approves compensation of other officers and members of management reaching a salary level established by the Board. In addition, the Committee administers the Company's stock option plans, subject to control of the Board, and the Management Incentive Compensation ("MIC") program. The full Board ratifies the recommendations of the Committee.

     The Committee's goals are to develop and maintain executive compensation programs that preserve and enhance shareholder value. Under the direction of the Committee, management has developed a compensation structure designed to compensate fairly executives for their performance and contribution to the Company, to attract and retain skilled and experienced personnel, to reward superior performance and to align executive and shareholder long-term interests.

     Base salary levels for executives are established taking into consideration business conditions, the Company's size and performance and peer group and industry compensation levels. The Chief Executive Officer's salary is based on these factors and his performance in leading the Company and its businesses. Due to the national recession and the downturn in the Company's businesses, the 1990 base salaries of senior executives were not increased in 1991 and 1992, except in the case of promotions. In January 1994, the Committee increased Mr. Edward L. Baker's salary based upon its determination that Mr. Baker had done a commendable job in leading the Company during the recent recession, particularly in achieving cost and overhead reductions and in improving profitability.


     Management Incentive Compensation ("MIC") provides an opportunity for annual incentive compensation to officers and key employees. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash bonus to participants to achieve their business unit's and the Company's goals and objectives. Profit levels are set for various segments of the business. Depending on the level of profitability obtained, an individual becomes eligible for a certain percentage of his year end base salary ranging from 0% to a maximum of 30%. However, that bonus may then be adjusted down based on the degree by which the individual accomplishes his individual goals and objectives for the year. The total amount of MIC for the entire company in any year is limited to 15% of consolidated income before income taxes. At the beginning of each year, after taking into consideration the outlook for the general economy, the construction materials industry, the Company's markets, prior year performance and the budget for the upcoming year the Committee approves target levels of net income as adjusted by certain items ("MIC Income") as profit levels on which the Chief Executive Officer's MIC is based.

     The Committee believes that long-term compensation in the form of stock options is critical in motivating and rewarding the creation of long-term shareholder value by linking the compensation provided to officers and other key management personnel with gains realized by the stockholders. In addition, the vesting periods associated with stock options encourage this key group to continue in the employ of the Company. All options granted have been granted at an option price equal to the fair market value of the Company's common stock on the date of grant. In subjectively determining the number of options to be granted to an individual, including the Chief Executive Officer, the Committee takes into account the cost to exercise the option and the individual's relative base salary, scope of responsibility, ability to affect profits and value to the Company.

Compensation Committee Members

     W. Thomas Rice, Chairman
     Albert D. Ernest, Jr.
     Frank M. Hubbard
     Radford D. Lovett


   Compensation Committee Interlocks and Insider Participation

     Two members of the Compensation Committee, Messrs. Lovett and Ernest, are among the eight directors of the Company who are also directors of FRP Properties, Inc. ("FRPP"). The other six directors of both FRPP and the Company who are not members of the Compensation Committee are Thompson S. Baker, Edward L. Baker, John
D. Baker II, Thompson S. Baker II, Luke E. Fichthorn III and Francis X. Knott. The eight directors own approximately 37% of the stock of FRPP and 30% of the stock of the Company. The Bakers may be considered to be control persons of both the Company and FRPP.

     The Company and FRPP routinely are engaged in business together through the hauling by FRPP of construction aggregates products for the Company and the leasing to the Company of construction aggregates mining and other properties. FRPP has numerous aggregates hauling competitors at all terminal and mine sites and the rates charged are, accordingly, established by competitive conditions. Approximately 11% of FRPP's revenue was attributed to the Company during fiscal year 1994.

     Reference is made to Note 2 to the Company's Consolidated
Financial Statements included in its Annual Report for the year ended September 30, 1994 for further discussion of these relationships and other related transactions.

     Messrs. Edward L. Baker, Albert D. Ernest, Jr. and A. R. Carpenter serve as members of the Compensation Committee of the Board of Directors of Regency Realty Corporation. Mr. Martin E. Stein, Jr., who is a director of FRPP, is a director, President and Chief Executive Officer of Regency Realty Corporation.

     Mr. Fichthorn provided the Company with financial consulting and other services during fiscal 1994 for which he received
$55,000. Charles H. Denny III was a Vice President of the Company from April, 1972 to December, 1973.

     There were no other interlocks of executive officers or board members of the Company serving on the compensation or equivalent committee of another entity which has any director or executive officer serving on the Compensation Committee, other committees or Board of Directors of the Company.


                 Shareholder Return Performance

     The following graph compares the performance of the Company's Common Stock to that of the AMEX Market Value Index and a peer group of industry companies for the period commencing September 30, 1989 and ending on September 30, 1994. The graph assumes that $100 was invested on September 30, 1989 in the Company's common stock and in each of the indices and assumes the reinvestment of dividends. The Peer Group consists of the following companies:
CalMat Co., Dravo Corporation, Florida Rock Industries, Inc., Lafarge Corporation, Medusa Corporation, Southdown, Inc., Texas Industries, Inc. and Vulcan Materials Company.

     Graph

2. A PROPOSAL TO APPROVE AND ADOPT A NEW ARTICLE XIV RELATING TO CONTROL-SHARE ACQUISITIONS

     Proposed new ARTICLE XIV of the Articles of Incorporation provides that the provisions of Section 607.0902, Florida Statutes,

as they may be amended, shall not apply to control-share acquisitions of shares of this Company.

     Since 1972 the Bakers, including Baker Investments, Ltd., and their other affiliates, have been deemed to be control persons of the Company by reason of their stock ownership, directorships and executive offices held by them. As a result of the Company's stock repurchase program, the number of shares of the Company outstanding has been decreased as repurchases were made from time to time, thereby increasing the percentage ownership of all remaining shareholders, including the Bakers. Issuance of additional shares, as occurred in fiscal 1994, reverses this process. Florida Statutes, Section 607.0902, relating to control-share acquisitions of a publicly held corporation, provides in part that if a shareholder who holds between one fifth and one third of all voting power (which the Bakers have held since 1972) were to exceed the one third threshold, the excess shares would not have voting rights unless approved by the shareholders. It is not clear that this law provision would apply where the increase over one third was caused by the Company's repurchase program. However, to eliminate any uncertainty, the Board of Directors elected to opt-out of the provisions of this law, as provided therein, by adopting a new bylaw provision. The Board of Directors added a new Section 11 to
ARTICLE II of the bylaws of the Company at a regular meeting held on August 3, 1994. The effect of this bylaw provision is to make
Section 607.0902 inapplicable to the Company thereby removing the statutory prohibition to the Bakers and any future control shareholders from voting all shares which they hold. Adoption by the shareholders will prevent a future board of directors from modifying or rescinding the provision without further shareholder action.

     Approval of the new ARTICLE XIV requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on the proposal; provided, however, if ARTICLE XIV is adopted by at least two-thirds of the outstanding shares entitled to vote, the provision for amendment or rescission thereof in the future shall likewise require a two-thirds vote rather than a majority vote. The Board of Directors recommends a vote for approval of the new ARTICLE XIV.

     The text of proposed ARTICLE XIV is set forth in the Appendix to this Proxy Statement.


3.   PROPOSAL TO ADOPT A NEW ARTICLE XV TO THE ARTICLES OF
     INCORPORATION RELATING TO SHAREHOLDER ACTIONS

     Proposed new ARTICLE XV of the Articles of Incorporation relates to shareholders' actions. These provisions provide for the call of a special meeting (Section 1), the elimination of shareholder action without a meeting (Section 2) and the establishment of notice provisions for shareholder nomination of directors (Section 3).

     Section 1 to ARTICLE XV requires the consent of the holders of 50% of the Company's stock entitled to vote to require the call of a special meeting of shareholders. Presently, Section 2 of ARTICLE II of the bylaws provides in part that a special meeting of the shareholders shall be called by the President at the request of the holders of not less than one-half of all of the outstanding stock of the Company entitled to vote at the meeting, such request stating the object of the meeting and the propositions to be discussed thereat. Section 1 of the new ARTICLE XV repeats the substance of the present provision on the same subject from the bylaws. There is some doubt that the current bylaw provision is effective. Putting the provision in the Articles of Incorporation will cure any bylaw defect. Without any provision, Florida law would permit holders of at least 10% of the stock entitled to vote to call a special meeting.

     Section 2 to ARTICLE XV requires meetings for shareholder action. Under Florida law, unless otherwise provided in the Company's Articles of Incorporation, any action required or permitted to be taken by shareholders at a meeting may be taken without a meeting, without prior notice and without a shareholder vote, if a written consent setting forth the action is signed by shareholders having the requisite votes to authorize such action at a meeting. The Company's Articles of Incorporation do not presently contain any provisions restricting the ability of shareholders to act by written consent. Proposed Section 2 of
ARTICLE XV would eliminate the ability of shareholders to take action by written consent. Section 2 would assure that share-holders have an adequate opportunity to consider all matters which may be brought to them for action. Additionally, management is provided with an opportunity to review and respond to proposed actions, as appropriate, and to make its views known to the shareholders before action has been taken. By precluding changes in control through the written consent procedure, the proposed Article could delay for a time holders of a majority of the Company's stock from gaining control of the Company, and in this respect would enhance the ability of officers and directors to retain their positions. Section 2 may have the effect of encouraging a person intending a takeover to negotiate with the Board of Directors rather than to take unilateral action without notice to the Board or other shareholders. Your Directors believe that such an orderly procedure would be in the best interests of all shareholders.

     Section 3 of ARTICLE XV provides that after February 1, 1995, a shareholder intending to nominate a director must give written notice of such intention to the Secretary of the Company not less than 40 days prior to the meeting (or if fewer than 50 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). The notice must contain certain information about the proposed nominee and certain information about the shareholder intending to make the nomination. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as a director. It is anticipated that any request by the Company for additional information will be made or confirmed in writing, and the nominee will be asked to submit the additional information in writing. Florida law requires not less than ten nor more than sixty days' notice be given by the Company to each shareholder of record of any scheduled meeting of shareholders.

     The purpose of Section 3 of the new ARTICLE XV, by requiring advance notice of a nomination by a shareholder, is to afford the Board of Directors a meaningful opportunity to consider the qualifications of any proposed nominee and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. This provision, it is believed, will further the objective of the Board to identify candidates who have the character, education, training, experience and proven accomplishments which give promise of significant contribution to the responsible and profitable conduct of the Company's business.

     Under Florida statutory law, the election of directors and "any proper business" may be conducted at an annual meeting. The notice of any special meeting must set forth the purpose or purposes for which the meeting is called. Under Florida law no business other than that stated in the notice of the meeting may be considered at a special meeting. Restrictions on business at any annual or special meeting may also be implicit in the proxy rules established by the Securities and Exchange Commission, which require management so to state if it knows of any business that will be presented for consideration at a meeting of shareholders.

     While Section 3 does not give the Board of Directors any power to approve or disapprove a shareholder nomination, it will preclude a shareholder nomination from the floor if the proper procedures are not followed. The law of Florida, the jurisdiction in which the Company is incorporated, contains no notice provision similar to that set forth in the new Section 3.


Relationship of New ARTICLE XV to Other Anti-takeover Provisions.

     ARTICLE XV has not been proposed as a result of any specific efforts of which the Company is aware to nominate or elect any director, to accumulate shares, or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition of management, or otherwise.

     Although the Board of Directors does not believe that the new
ARTICLE XV, standing alone, would have a significant impact on any attempt by a third party to obtain control of the Company, it is also possible that the Article may deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company or effect a change in management, irrespective of whether such action would be beneficial to shareholders generally.

     The Board has no present intention to put before the shareholders any other proposal which would operate as a significant impediment to an attempt by a third party to obtain control of the Company. The Company's Articles of Incorporation already divide the Board into four classes, one of which is elected at each annual meeting of shareholders, and provide that a director may be removed only for cause. In addition, the Company's Articles of Incorporation (i) require that certain business combinations with persons who hold 10% or more of the share of the Company be approved by the holders of at least 75% of the share of the Company, (ii) allow the Board of Directors to authorize issuance of, and to determine the voting and other rights of, up to 10,000,000 shares of Preferred Stock (none of which are presently authorized and outstanding), and (iii) do not provide for cumulative voting.

     Taken together, the provisions of the Articles of Incorpora-tion described in the preceding paragraph may have the effect of discouraging or making more difficult an attempt to effect a change in control of the Company.

     The new ARTICLE XV does not apply to the 1995 annual meetings of shareholders but, if approved, will apply to the 1996 meeting and subsequent meetings of shareholders.

     Approval of the new ARTICLE XV requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote on the proposal; provided, however, if ARTICLE XV is adopted by at least two-thirds of the outstanding shares entitled to vote, the provision for amendment or rescission thereof in the future shall likewise require a two-thirds vote rather than a majority vote. The Board of Directors recommends a vote for approval of the new ARTICLE XV contained in Proposal 2.

     The text of proposed ARTICLE XV is set forth in the Appendix to this Proxy Statement.


4.   PROPOSAL TO ADOPT AMENDMENTS TO THE COMPANY'S 1991 STOCK
     OPTION PLAN

     The 1991 Stock Option Plan was initially approved by the shareholders on February 5, 1992 at the Company's annual meeting. The amendments are designed to limit to 50,000 shares the number of shares as to which options may be granted in any one fiscal year to any one person and in the case of non statutory stock options, to change the option price per share from not less than the par value of a share to not less than the fair market value of a share of common stock on the date of grant thereof. The Plan, as originally approved, authorized 500,000 shares to be optioned and sold. At November 1, 1994, 385,600 shares were subject to options, and 113,500 shares were available for future issuance. The Plan, as amended, is intended to provide additional incentive for officers, directors and key employees of the Company and its subsidiaries, to invest in the common stock of the Company and thereby increase their proprietary interest in the Company's business, to encourage such officers and key employees to remain in the employ of the Company and its subsidiaries, and to increase their personal interest in the continued success and progress of the Company. The amendments may increase the probability that under certain limited circumstances, the Company may obtain favorable tax treatment upon the future grant or exercise of options, as the case may be.

     Approval of the amendments to the 1991 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares voted on the proposal. The Board of Directors recommends a vote for approval of the amendments to the Florida Rock Industries, Inc. 1991 Stock Option Plan.

     The text of the amendments is set forth in the Appendix.



                      INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche as independent certified public accountants to examine the consolidated financial statements of the Company for fiscal 1995. Representatives of Deloitte & Touche are expected to be present at the shareholders' meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     On May 4, 1994 the Company's previous independent accountants, Ernst & Young, were dismissed and Deloitte & Touche were engaged. Ernst & Young's reports on the financial statements of the Company for the fiscal years ended September 30, 1992 and 1993 contained no adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent accountants was recommended and approved by the audit committee of the Board of Directors of the Company. During the fiscal years ended September 30, 1992 and 1993 and all subsequent interim periods preceding such dismissal, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountants, would have caused the former accountants to make reference to the matter in their report.

              CERTAIN TRANSACTIONS WITH MANAGEMENT

     Thompson S. Baker is entitled to receive sand mining royalty payments of $.05 per ton from the Company under lease agreements which terminate in 2002 and 2048 relating to approximately 489 acres. No payments were made to Mr. Baker during fiscal 1994 under these agreements.

     On May 14, 1974 the Company exercised its option to purchase the sand on 71 acres of land in Putnam County, Florida. The land is owned by Thompson S. Baker and certain other interests. The term of the agreement ends on June 30, 2004. The landowners will receive $.08 per ton (subject to escalation provisions) for sand as it is mined with an annual minimum payment of $6,000. The mining agreement may be terminated at any time by the Company.

     In the opinion of the Company, the terms, conditions, transactions and payments under the agreements with the persons described above were not less favorable to the Company than those which would have been available from unaffiliated persons.


              ADDITIONAL RELATIONSHIPS AND RELATED
                  TRANSACTIONS WITH MANAGEMENT

     Eight of the Company's directors (Thompson S. Baker, Edward L. Baker, John D. Baker II, Thompson S. Baker II, Albert D. Ernest, Jr., Luke E. Fichthorn III, Francis X. Knott and Radford D. Lovett) are directors of FRP Properties, Inc. ("FRPP"). Such directors own approximately 30% of the stock of FRPP and 37% of the stock of the Company. Accordingly, the Bakers may be considered to be control persons of both the Company and FRPP. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION" for further information on related party transactions between the Company and FRPP.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table and notes set forth the beneficial ownership of common stock of the Company by each person known by the Company to own beneficially more than 5% of the common stock of the Company.

  NAME AND ADDRESS          AMOUNT AND NATURE         PERCENT
OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP       OF CLASS

Baker Investments, Ltd.
 P.O. Box 4667
 Jacksonville, FL 32201        2,076,423 (1)           21.9%

FMR Corp.                        626,600 (2)            6.6%
 82 Devonshire Street
 Boston, MA 02109


(1) Baker Investments, Ltd. is a limited partnership owned and controlled by the Baker family. Edward L. Baker and John D. Baker II are general partners and as such have shared voting and dispositive power over the shares owned by the partner-ship. Ownership is reported as of November 1, 1994.

(2) FMR Corp. states that it has sole power to vote or direct the vote of 443,000 shares and sole power to dispose or to direct the disposition of 626,600 shares. Its report is as of February 14, 1994.


        COMMON STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

     The following table and notes set forth the beneficial ownership of common stock of the Company by each director and each non-director named in the Summary Compensation Table and by all officers and directors of the Company as a group as of November 1, 1994 and also includes shares held under options which are exercisable within 60 days of December 15, 1994.

   NAME OF                AMOUNT AND NATURE          PERCENT OF
BENEFICIAL OWNER         BENEFICIAL OWNERSHIP           CLASS

Thompson S. Baker           54,723 (1)(2)(3)(4)           *
Edward L. Baker          2,332,206 (1)(3)(4)(5)         24.5%
John D. Baker II           443,086 (1)(3)(4)(5)(6)(7)    4.7%
Thompson S. Baker II        26,093 (3)                    *
Donald L. Bloebaum          27,062                        *
A. R. Carpenter                100                        *
Charles H. Denny III       127,544 (8)                   1.3%
Albert D. Ernest, Jr.        1,100                        *
Luke E. Fichthorn III       21,775                        *
H. B. Horner                 5,871                        *
Frank M. Hubbard             4,500                        *
Francis X. Knott               901                        *
Henry J. Knott                 100                        *
Radford D. Lovett            8,870                        *
W. Thomas Rice               7,966                        *
C.J. Shepherdson            52,337                        *

All Directors and
Officers as a group (23
people)                  3,210,857 (9)                  33.2%

*Less than 1%

     The preceding table includes the following shares held under the Company's Tax Reduction Act Employee Stock Ownership Plan ("TRAESOP") as of November 1, 1994, as to which the named person has sole voting power, and shares held under options which are exercisable within 60 days of December 15, 1994:

                       SHARES UNDER TRAESOP    SHARES UNDER OPTION

Thompson S. Baker            2,985                     -
Edward L. Baker              5,740                 38,000
John D. Baker II             3,509                 29,000
Thompson S. Baker II            28                  9,400
C.J. Shepherdson             4,740                 22,200
H. B. Horner                  ---                   5,400
Donald L. Bloebaum           3,656                 20,400

All directors and
officers as a group         33,184                173,800

(1) 864 of the shares shown opposite Thompson S. Baker are held in a fiduciary account and beneficially by Thompson S. Baker and, under certain circumstances, by members of his family, including his sons, Edward L. Baker and John D. Baker II who are also directors and officers of the Company. Thompson S. Baker, who is co-trustee with Sun Bank/North Florida, N.A. and Edward L. Baker as to these shares, has shared voting power with the remaining trustees; however, the individual trustees have the power to remove the corporate trustee and appoint a successor corporate trustee and the individual trustees share investment power to the exclusion of the corporate trustee in the event of disagreement. Such shares are excluded from those shown opposite the names of Edward L. Baker and John D. Baker II.

(2) Includes 49,775 shares owned by Mrs. Thompson S. Baker as to which Thompson S. Baker disclaims any beneficial interest.

(3)  Thompson S. Baker, Edward L. Baker, John D. Baker II and
     Thompson S. Baker II may be considered to be control persons of the Company.

(4) Shares shown opposite the name of Edward L. Baker include 2,076,423 shares owned by Baker Investments, Ltd. See note
     (1) on page 14. Such shares are excluded from those shown opposite the names of Thompson S. Baker and John D. Baker II.

(5) Includes 1,900 shares owned by Mrs. Edward L. Baker and 11,848 shares owned by a child of Edward L. Baker, as to all of which he disclaims any beneficial interest. Includes 47,541 shares held by Edward L. Baker as trustee for the children of John D. Baker II, as to which Edward L. Baker has sole investing and voting power but disclaims any beneficial interest. Such shares are excluded from those shown opposite the name of John
     D. Baker II. Includes 11,758 shares held by Edward L. Baker as personal representative of the estate of a deceased first cousin, as to which Edward L. Baker has sole investing and voting power but as to which he disclaims any pecuniary or other beneficial interest.

(6) Includes 1,400 shares owned by Mrs. John D. Baker II, as to which John D. Baker II disclaims any beneficial interest.

(7) Regency Square II, a Florida general partnership, owns 27,000 shares of the Company. Trust B under the will of Martin E. Stein, deceased, as a general partner, holds a 46.2128% interest in the partnership. John D. Baker II is a co-trustee of the trust and as such has a one-third shared voting and dispositive power as to the trust. The partnership's shares in the Company are included in the above table for John D. Baker II, who disclaims any pecuniary or other beneficial interest in such shares.

(8) Includes 2,000 shares owned by Mrs. Charles H. Denny III, as to which Charles H. Denny III disclaims any beneficial interest.

(9) Includes, in addition to all of the individual holdings for persons named above, 96,623 shares owned by other officers of the Company, of which 100 shares are owned by the wife of one officer and 12,526 shares are held under the Company's Tax Reduction Act Employee Stock Ownership Plan as to which such other officers, respectively, have sole voting power and 49,400 shares held under options which were exercisable within 60 days of December 15, 1994.


                    PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders to be presented at the next annual meeting of shareholders must be received at the principal executive offices of the Company on or before August 17, 1995.


              COMPLIANCE WITH SECTION 16(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the American Stock Exchange.

Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis, except that Clarron E. Render, Jr., an officer of the Company, did not timely report the sale of 408 shares of the Company. A late report has been filed.


                     SOLICITATION OF PROXIES

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for its fiscal year ended September 30, 1994, which has been mailed to the shareholders, is not to be regarded as proxy soliciting material except for Note 2 to the Company's Consolidated Financial Statements included therein. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional expense, may use their personal efforts by telephone or otherwise to obtain proxies. The Company may also request persons, firms and corporations holding shares in their names or in the names of their nominees which are beneficially owned by others to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.


                          OTHER MATTERS

     As far as is known, no business will be presented for consideration at the meeting other than that shown above. However, if any such other business shall come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

                              BY ORDER OF THE BOARD OF DIRECTORS

December 15, 1994                       Dennis D. Frick
                                           Secretary






               DOCUMENTS INCORPORATED BY REFERENCE

     Note 2 to the Company's Consolidated Financial Statements included in its Annual Report for the year ended September 30, 1994 is incorporated by reference in this Proxy Statement.

            PLEASE RETURN THE ENCLOSED FORM OF PROXY,
           DATED AND SIGNED, IN THE ENCLOSED ADDRESSED
              ENVELOPE, WHICH REQUIRES NO POSTAGE.

SHAREHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF FLORIDA ROCK INDUSTRIES, INC.'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES BY WRITING TO THE TREASURER AT POST OFFICE BOX 4667, JACKSONVILLE, FLORIDA 32201.

                            APPENDIX

1.

     RESOLVED, that the shareholders approve and adopt new ARTICLE XIV to the Articles of Incorporation of Florida Rock Industries,
Inc. to read as follows:

                          "ARTICLE XIV

               "Control Share Law Not Applicable

          "The provisions of Section 607.0902, Florida
     Statutes, 1993, as they may be amended, shall not apply to control-share acquisitions of shares of this corporation."


2,

     RESOLVED, that the shareholders approve and adopt new ARTICLE XV to the Articles of Incorporation of Florida Rock Industries,
Inc. to read as follows:
                           "ARTICLE XV

        "Certain Matters Relating to Shareholder Actions

          "Section 1. Special Meeting of Shareholders. Pursuant to Section 607.0702, Florida Statutes, special meetings, of the shareholders may be called by the Board of Directors or by the President. In addition, the Secretary shall call a meeting if the holders of 50% (but not a lesser number) of all of the votes entitled to be cast on any issue proposed to be considered at the meeting sign, date, and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

          "Section 2. Acting by Shareholders Without a Meeting Prohibited. Pursuant to, and as permitted by,
     Section 607.0704, Florida Statutes, the shareholders of this corporation are prohibited from taking action without a meeting, without prior notice and without a vote.

          "Section 3. Nominations of Directors. After February 1, 1995 only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as Directors. Nominations of persons for election as Directors of the Company may be made at a meeting of shareholders at which Directors are being elected (i) by or at the direction of the Board of Directors and/or by or at the direction of any committee or person authorized or appointed by the Board of Directors or (ii) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3. Any nomination other than those governed by clause (i) of the preceding sentence shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 40 days prior to the meeting; provided, however, that in the event that less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the l0th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of any shares of the Company or any subsidiary of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to any then existing rule or regulation promulgated under the Securities Exchange Act of 1934, as amended; (b) the term and class of directors (as defined in ARTICLE VII) for which the nomination is made; and (c) as to the shareholder giving the notice (i) the name and record address of such shareholder and (ii) the class and number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee as a Director. No person shall be eligible for election as a Director unless nominated as set forth herein.

          "The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

          "Nothing contained herein shall prevent the Board of Directors from filling a vacancy including a vacancy resulting from an increase in the number of directors, as provided in ARTICLE VII.

          "This ARTICLE XV may be amended or repealed only by the affirmative vote of the holders of at least a majority of the shares of stock of the corporation entitled to vote thereon; provided, however, if this
     ARTICLE XV shall be adopted by at least two-thirds of the shares of stock of the corporation entitled to vote thereon, this ARTICLE XV may be amended or repealed only by the affirmative vote of the holders of at least a two-thirds majority of the shares of stock of the corporation entitled to vote thereon."


3.

     RESOLVED, that the Florida Rock Industries, Inc. 1991 Stock
Option Plan be amended by changing the first sentence of paragraph 4 thereof to read as follows:

          "4. Stock. The maximum number of shares of Common Stock which may be issued upon the exercise of Options granted under the 1991 Plan shall be 500,000 shares, provided that no person shall be granted Options in any one fiscal year in excess of 50,000 shares."


     RESOLVED FURTHER, that the last sentence of paragraph 6(a) shall be amended to read as follows:

     "In the case of a Nonqualified Stock Option, the option price per share shall not be less than the fair market value of a share of Common Stock on the date of grant thereof."

                                  PRELIMINARY COPY

                           Dated November 14, 1994

                          FLORIDA ROCK INDUSTRIES, INC.
                     PROXY SOLICITED BY BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR
                              FEBRUARY 1, 1995


       The undersigned hereby appoints Edward L. Baker and John D. Baker II, or either of them, the attorneys, agents and proxies of the undersigned with full power of substitution to vote all the shares of common stock of Florida Rock Industries, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the general offices of the Company, 155 East 21st Street, Jacksonville, Florida on February 1, 1995, at 9 o'clock in the morning, and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:


1.     The election of three (3) directors.

/ / FOR all nominees listed below (except as marked to the contrary below)

 / / WITHHOLD AUTHORITY to vote for
     all nominees listed below


 A. R. Carpenter, John D. Baker II and Charles H. Denny III, to serve for a term of four years


     To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.



_________________________________________________________________


 2. To act upon a proposal to approve and adopt an amendment to the Company's Articles of Incorporation by adding a new ARTICLE XIV, which provides that the provisions of Section 607.0902, Florida Statutes, 1993, as they may be amended, shall not apply to control-share acquisitions of shares of this corporation.

       / / FOR        / / AGAINST

 3. To act upon a proposal to approve and adopt an amendment to the Company's Articles of Incorporation, by adding a new ARTICLE XV, in which Section 1 requires action by holders of 50% of the shares entitled to vote to require the call of a special meeting of shareholders; Section 2 requires a meeting for any shareholder action; and Section 3 requires advance notice provisions to the Company for shareholder nomination of directors.

       / / FOR        / / AGAINST

 4.    To act upon a proposal to amend the Company's 1991 Stock
Option Plan.

       / / FOR        / / AGAINST



(Continued and to be signed on other side)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


       The undersigned hereby revokes any proxy heretofore given with respect to said stock, acknowledges receipt of the Notice and the Proxy Statement for the meeting accompanying this proxy, each dated December 15, 1994, and authorizes and confirms all that the said proxies or their substitutes, or any of them, may do by virtue hereof.



Dated:_________________________,199___


_______________________________________

      Signature


_______________________________________

Signature, if held jointly


IMPORTANT: Please date this proxy and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Personal representatives, trustees, guardians and others signing in a representative capacity should give full title. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

PLEASE RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE